Exhibit 99.1

News

May 2, 2006	Analyst Contact:	Dan Harrison
918-588-7950
	Media Contact:	Megan Washbourne
918-588-7572

ONEOK Announces Higher First-Quarter 2006 Earnings

TULSA, Okla. – May 2, 2006 – ONEOK, Inc. (NYSE: OKE) announced today that its first-quarter 2006 net income increased to $129.5 million, or $1.17 per diluted share, compared with $107.7 million, or $0.97 per diluted share, in the same period last year.

First-quarter 2006 results include operating income increases in the company’s energy services, natural gas liquids, and pipelines and storage segments, with the gathering and processing and distributions segments down slightly.

“The natural gas liquids assets we acquired last year continue to perform as expected, benefiting both our natural gas liquids and pipelines and storage segments,” said David Kyle, ONEOK chairman, president and chief executive officer.

“Our energy services segment turned in an outstanding performance as we continued to provide value to our customers through the delivery of physical products and risk management services through our portfolio of contracted transportation and storage capacity. Improved natural gas basis differentials and storage margins from increased demand fees also positively affected the energy services segment’s performance,” Kyle stated.

ONEOK adopted Financial Accounting Standards Board Emerging Issues Task Force Issue No. 04-5, requiring the company to consolidate its investment in Northern Border Partners, L.P. in its financial statements, effective Jan. 1, 2006. The adoption did not have an effect on the company’s net income; however, reported revenues, costs and expenses are higher, reflecting the activities of the partnership. First-quarter 2006 results reflect the consolidation, which resulted in increased operating income of $63.8 million.

ONEOK’s first-quarter results also include income from the three segments – gathering and processing, natural gas liquids and pipelines and storage – that were sold to Northern Border Partners, effective April 1, 2006. Beginning with the second quarter 2006, results from those segments will be included in the partnership’s stand-alone financial results but will still be included in ONEOK’s consolidated results.

“With our completion of the transactions with Northern Border Partners and TransCanada in early April, we have established a strong foundation for future growth,” Kyle

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ONEOK Announces Higher First-Quarter 2006 Earnings

May 2, 2006

added. “As the general partner and a 45.7 percent owner of the partnership, our interests are clearly aligned with the partnership as it pursues opportunities to grow, benefiting not only the partnership’s unit holders but also ONEOK’s shareholders.”

FIRST-QUARTER 2006 RESULTS INCLUDED:

•	Operating income of $311.5 million, compared with $186.4 million in 2005, reflecting the consolidation of the partnership’s results and higher operating income in the company’s energy services, natural gas liquids, and pipelines and storage segments;

•	Operating costs of $263.6 million in the first quarter, compared with $184.0 million in the same period a year earlier, primarily because of the consolidation of the partnership’s financial results and the purchase of the natural gas liquids assets in July 2005;

•	Announcement of the transactions with Northern Border Partners, L.P. and TransCanada, which were subsequently completed, effective April 1, 2006, in which ONEOK became the sole owner of the general partner interest, owner of 45.7 percent of the partnership and received $1.35 billion in cash and transferred certain assets to the partnership;

•	Settlement of the company’s equity units in February, which resulted in the issuance of 19.5 million shares of common stock and receipt of $402.4 million that was used to reduce short-term debt;

•	Consolidated long-term debt of 57 percent of total capitalization; ONEOK stand-alone long-term debt of 46 percent of capitalization;

•	Consolidated cash flow from continuing operations, before changes in working capital, of $281.0 million, which exceeded capital expenditures, dividends and minority interest distributions of $142.8 million by $138.2 million;

•	Recognition by FORTUNE Magazine as one of the country’s “most admired” companies, including a number-one rating in the energy sector in the categories of social responsibility, use of corporate assets, and quality of management and products/services.

FIRST-QUARTER 2006 BUSINESS-UNIT RESULTS

For comparison purposes, the segment financial and operating results for 2005 have been reclassified to reflect the transfer of the company’s legacy natural gas liquids marketing business, which was previously in the gathering and processing segment, to the natural gas liquids segment.

Gathering and Processing

The gathering and processing segment’s operating income for the first quarter 2006 was $32.5 million, compared with $33.0 million in the same quarter 2005. Higher commodity prices offset an operating income reduction of $9.4 million attributed to the sale of the Texas assets.

Net margin for the first quarter was $62.4 million, compared with $71.1 million in the same period 2005. Net margin decreased $18.8 million due to the sale of the Texas gathering and processing assets in December 2005. Margins were $3.4 million higher, related to the company’s realized gross processing margins, net of hedging, on its keep-whole contracts. Higher natural gas and natural gas liquids prices on percent-of-proceeds contracts contributed an additional $9.9 million in net margin, net of hedging, compared with the same period last year. A

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ONEOK Announces Higher First-Quarter 2006 Earnings

May 2, 2006

decrease of $3.2 million was due to reduced volumes processed because of natural production declines and contract expirations. In the quarter, the volume of gas gathered, processed and sold also declined as a result of the sale of the Texas assets.

As a result of the Texas asset sale, operating costs declined $7.2 million, depreciation, depletion and amortization expense decreased $2.2 million and capital expenditures declined $1.4 million. These operating cost decreases were partially offset by higher employee-related expenses.

The following table provides realized prices, net of hedging:

Realized Prices, net of Hedging
	Three Months Ended March 31, 2006
	2006	2005
Realized composite NGL sales price ($/Gal)	$0.81	$0.71
Realized condensate sales price ($/bbl)	$57.67	$44.06
Realized natural gas sales price ($/MMBtu)	$7.96	$5.94
Realized gross processing spread ($/MMBtu)	$3.43	$2.94

The following table contains margin information for the time periods indicated. NGL shrink, plant fuel and condensate shrink refer to the Btus that are removed from natural gas through the gathering and processing operation.

	Three Months Ended March 31, 2006	Three Months Ended March 31, 2005
Keep whole:
NGL shrink (MMBtu/d)	40,968	71,722
Plant fuel (MMBtu/d)	5,114	9,179
Condensate shrink (MMBtu/d)	3,403	5,280
Condensate sales (Bbls/d)	699	1,084
Percentage of total net margin	15%	17%

Percentage of Proceeds:
Wellhead purchases (MMBtu/d)	129,813	195,639
NGL sales (Bbls/d)	4,423	6,625
Residue sales (MMBtu/d)	16,505	24,804
Condensate sales (Bbls/d)	1,093	1,642
Percentage of total net margin	65%	59%

Fee:
Wellhead volumes (MMBtu/d)	879,677	1,109,878
Average rate ($/MMBtu)	$0.16	$0.17
Percentage of total net margin	20%	24%

The following tables contain hedging information for the gathering and processing segment in 2006:

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ONEOK Announces Higher First-Quarter 2006 Earnings

May 2, 2006

Nine Months ending December 31, 2006
Product	Volumes Hedged	Average Price
Percent of Proceeds:
Condensate [a]	225 MBbls	$52.00 - 60.00/Bbl
Natural Gas [a]	1.4 Bcf	$6.15 - 11.00/MMBtu

[a]	Hedged with NYMEX-based costless collars.

Natural Gas Liquids

The natural gas liquids segment had operating income of $17.1 million in the first quarter 2006, compared with $4.8 million in the same period 2005.

Net margin increased to $33.7 million in the first quarter 2006, compared with $7.3 million in 2005. The acquisition of the natural gas liquids assets in July 2005 contributed $28.2 million in additional net margin. These increases were partially offset by a $1.8 million margin decrease in the company’s legacy NGL marketing business, primarily caused by lower sales volumes as a result of the Texas gathering and processing asset sale.

Natural gas liquids supplies connected to the company’s assets continue to grow as expected, despite periods of ethane rejection. During the quarter, the natural gas liquids segment completed construction to connect two new natural gas processing plants to its system in the mid-continent area, which came on line in April 2006. Construction is also scheduled to begin mid-year to connect two additional mid-continent gas processing plants.

Operating costs in the first quarter 2006 increased to $11.2 million versus $2.4 million in the first quarter 2005, with $8.9 million of the increase associated with the acquisition of the natural gas liquids assets in July 2005. Depreciation, depletion and amortization increased $5.4 million year over year, with $5.3 million of the increase related to the asset acquisition.

Pipelines and Storage

The pipelines and storage segment reported operating income of $27.7 million in the first quarter 2006, compared with $14.2 million in the same period 2005. Net margin in the period increased to $52.1 million, compared with $30.1 million in the same quarter last year.

The margin increase was primarily the result of the natural gas liquids gathering and distribution pipelines acquired in July 2005, which contributed $14.1 million in additional net margin. Natural gas transportation net margins increased $6.1 million due to increased throughput, improved fuel position and higher commodity prices. Storage margins increased $1.3 million as a result of new and renegotiated contracts.

Operating costs increased $5.2 million to $16.8 million in the first quarter 2006, with $4.6 million of the increase resulting from the acquisition of the natural gas liquids assets and the balance associated with higher regulatory compliance and employee-related costs. Depreciation,

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ONEOK Announces Higher First-Quarter 2006 Earnings

May 2, 2006

depletion and amortization expense increased $3.2 million in the quarter, primarily related to operating the newly acquired NGL pipelines.

Energy Services

The energy services segment posted operating income of $93.3 million in the first quarter 2006, compared with $52.7 million in the first quarter 2005. Net margin increased to $103.2 million from $61.2 million in the same period last year.

Net margin increases included: $28.2 million in transportation margins, net of hedges, due to improved natural gas basis differentials in the mid-continent and Gulf Coast regions; $9.5 million in storage margins due to increases in demand fees associated with peaking and load-following services, and; a $4.1 million increase from natural gas trading operations, primarily due to favorable natural gas basis spreads.

Natural gas volumes marketed declined 5 percent, and natural gas storage withdrawals declined 28.2 percent as a result of record-setting warmer weather in January 2006.

Financial trading margins were $11.9 million in the first quarter 2006, compared with $7.8 million in the first quarter 2005, with the increase related to the previously mentioned favorable natural gas basis spreads.

Operating costs for the first quarter 2006 increased to $9.3 million, compared with $8.0 million in the same period last year, due primarily to higher employee-related costs.

On March 31, 2006, natural gas in storage was 42.3 Bcf, compared with 40.2 Bcf a year earlier. Natural gas in storage on April 30, 2006, was 58.7 Bcf. Natural gas storage capacity under lease was 86 Bcf on March 31, 2006, compared with 87 Bcf a year earlier.

The net margin for the energy services segment was derived from the following sources:

	Three Months Ended March 31,
	2006	2005
	(Thousands of dollars)
Marketing and storage, gross	$135,068	$91,487
Less: Storage and transportation costs	(49,259)	(43,302)

Marketing and storage, net	85,809	48,185
Retail marketing	5,449	5,210
Financial trading	11,896	7,800

Net margin	$103,154	$61,195

Distribution

The distribution segment reported first-quarter 2006 operating income of $76.9 million, compared with $80.6 million in the same period last year. Net margin was $195.9 million versus $201.2 million in the same period a year earlier.

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ONEOK Announces Higher First-Quarter 2006 Earnings

May 2, 2006

Net margins improved $14.9 million as the result of implementation of new rates in Oklahoma in 2005, offset by a $12.2 million decline related to expiring riders in Oklahoma. The segment experienced an additional $6.7 million decline in customer sales due to warmer weather throughout its service territory.

Total volumes delivered declined 7 percent as a result of warmer weather, while operating income declined 5 percent. The impact of warmer than normal weather in the quarter was moderated by approved weather-protection mechanisms in all three states; other rate mechanisms in Texas and the implementation of a new two-tier rate structure in Oklahoma. The new Oklahoma rate structure reduces volumetric sensitivity while providing more consistent earnings and cash flow over time.

Operating costs were $90.8 million in the quarter, compared with $90.6 million in the same quarter 2005, primarily as a result of $2.1 million in higher labor and employee benefit costs, offset by a $1.9 million decrease in bad debt expense.

Depreciation, depletion and amortization expense was $28.2 million, compared with $30.0 million in the first quarter 2005. The decrease was primarily related to $2.0 million in cathodic protection and service lines amortization in Oklahoma that expired in 2005.

Northern Border Partners

Partnership operating income increased to $63.8 million in the first quarter 2006, compared with $63.5 million in the same period a year earlier. Net margin was $126.8 million in the first quarter 2006 versus $127.9 million. Depreciation, depletion and amortization expense was $21.3 million in the first quarter 2006, compared with $21.4 million in the same period last year. 2005 operating income is not consolidated in ONEOK’s financial results.

The operating income increase is the result of higher revenues in the partnership’s gathering and processing business, offset by expenses related to the transactions with ONEOK and TC PipeLines Intermediate Limited Partnership.

Effective April 1, 2006, the partnership sold to TC PipeLines Intermediate Limited Partnership, a publicly traded partnership affiliated with TransCanada, a 20 percent interest in Northern Border Pipeline Company for approximately $297 million. The price of the 20 percent interest, along with a related share of Northern Border Pipeline’s outstanding debt, totals $418 million. As a result, Northern Border Partners and TC PipeLines, LP, will each own a 50-percent interest in the pipeline, with an affiliate of TransCanada becoming operator of the pipeline in April 2007.

EARNINGS CONFERENCE CALL

ONEOK and Northern Border Partners management will conduct a joint conference call on May 3, 2006, at 11 a.m. Eastern Daylight Time (10 a.m. Central Daylight Time). The call will also be carried live on ONEOK’s and Northern Border Partners’ Web sites.

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ONEOK Announces Higher First-Quarter 2006 Earnings

May 2, 2006

To participate in the telephone conference call, dial 866-836-4700, pass code 890050, or log on to www.oneok.com or www.northernborderpartners.com.

If you are unable to participate in the conference call or the webcast, the replay will be available on ONEOK’s Web site www.oneok.com and Northern Border Partners’ Web site www.northernborderpartners.com for 30 days. A recording will be available by phone for seven days. The playback call may be accessed at 866-837-8032, pass code 890050.

ONEOK, Inc. (NYSE: OKE) is a diversified energy company. We are the general partner and own 45.7 percent of Northern Border Partners, L.P. (NYSE:NBP), one of the largest publicly traded limited partnerships, which is a leader in the gathering, processing, storage and transportation of natural gas in the U.S. and owns one of the nation’s premier natural gas liquids (NGL) systems, connecting much of the natural gas and NGL supply in the mid-continent with key market centers. ONEOK is among the largest natural gas distributors in the United States, serving more than 2 million customers in Oklahoma, Kansas and Texas. Our energy services operation focuses primarily on marketing natural gas and related services throughout the U.S. ONEOK is a Fortune 500 company.

For information about ONEOK, Inc. visit the Web site: www.oneok.com.

Some of the statements contained and incorporated in this press release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The forward-looking statements relate to: anticipated financial performance; management’s plans and objectives for future operations; business prospects; outcome of regulatory and legal proceedings; market conditions and other matters. The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking statements in certain circumstances.

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ONEOK Announces Higher First-Quarter 2006 Earnings

May 2, 2006

ONEOK, Inc. and Subsidiaries

CONSOLIDATED STATEMENTS OF INCOME

	Quarters Ended March 31,
	2006	2005
	(Thousands of dollars, except per share amounts)
Revenues

Operating revenues, excluding energy trading revenues	$3,910,952	$2,697,848
Energy trading revenues, net	7,370	9,192

Total Revenues	3,918,322	2,707,040

Cost of sales and fuel	3,343,173	2,336,643

Net Margin	575,149	370,397

Operating Expenses
Operations and maintenance	167,985	123,502
Depreciation, depletion and amortization	69,426	43,217
General taxes	26,190	17,300

Total Operating Expenses	263,601	184,019

Operating Income	311,548	186,378

Other income	12,555	5,298
Other expense	5,844	782
Interest expense	62,890	26,090

Income before Minority Interest and Income Taxes	255,369	164,804

Minority interest in income of consolidated subsidiaries	45,497	—
Income taxes	80,141	63,026

Income from Continuing Operations	129,731	101,778
Discontinued operations, net of taxes:
Income (loss) from operations of discontinued components, net of tax	(239)	5,886

Net Income	$129,492	$107,664

Earnings Per Share of Common Stock
Basic:
Earnings per share from continuing operations	$1.21	$0.98
Earnings (loss) per share from operations of discontinued components, net of tax	—	0.06

Net earnings per share, basic	$1.21	$1.04

Diluted:
Earnings per share from continuing operations	$1.17	$0.92
Earnings (loss) per share from operations of discontinued components, net of tax	—	0.05

Net earnings per share, diluted	$1.17	$0.97

Average Shares of Common Stock (Thousands)
Basic	107,143	103,666
Diluted	110,756	111,001

Dividends Declared Per Share of Common Stock	$0.28	$0.25

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ONEOK Announces Higher First-Quarter 2006 Earnings

May 2, 2006

ONEOK, Inc. and Subsidiaries

CONSOLIDATED BALANCE SHEETS

	March 31, 2006	December 31, 2005
	(Thousands of dollars)
Assets

Current Assets
Cash and cash equivalents	$36,800	$7,915
Trade accounts and notes receivable, net	1,501,651	2,202,895
Gas and natural gas liquids in storage	625,029	911,393
Commodity exchanges	39,704	133,159
Energy marketing and risk management assets	348,958	765,157
Other current assets	259,054	385,274

Total Current Assets	2,811,196	4,405,793

Property, Plant and Equipment
Property, plant and equipment	8,648,194	5,575,365
Accumulated depreciation, depletion and amortization	2,718,333	1,581,138

Net Property, Plant and Equipment	5,929,861	3,994,227

Deferred Charges and Other Assets
Goodwill and intangibles	991,264	683,211
Energy marketing and risk management assets	113,415	150,026
Investments and other	822,695	716,298

Total Deferred Charges and Other Assets	1,927,374	1,549,535

Assets of Discontinued Component	63,001	63,911

Total Assets	$10,731,432	$10,013,466

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ONEOK Announces Higher First-Quarter 2006 Earnings

May 2, 2006

ONEOK, Inc. and Subsidiaries

CONSOLIDATED BALANCE SHEETS

	March 31, 2006	December 31, 2005
	(Thousands of dollars)
Liabilities and Shareholders’ Equity

Current Liabilities
Current maturities of long-term debt	$6,551	$6,546
Notes payable	745,000	1,541,500
Accounts payable	1,308,421	1,756,307
Commodity exchanges	122,547	238,176
Energy marketing and risk management liabilities	450,555	814,803
Other	444,633	438,009

Total Current Liabilities	3,077,707	4,795,341

Long-term Debt, excluding current maturities	3,104,054	2,024,070

Deferred Credits and Other Liabilities
Deferred income taxes	604,405	603,835
Energy marketing and risk management liabilities	218,138	442,842
Other deferred credits	347,447	350,157

Total Deferred Credits and Other Liabilities	1,169,990	1,396,834

Liabilities of Discontinued Component	1,963	2,464

Commitments and Contingencies

Minority Interests in Consolidated Subsidiaries	1,022,668	—

Shareholders’ Equity
Common stock, $0.01 par value:
authorized 300,000,000 shares; issued 119,439,272 shares and outstanding 117,284,487 shares at March 31, 2006; issued 107,973,436 shares and outstanding 97,654,697 shares at December 31, 2005	1,194	1,080
Paid in capital	1,225,134	1,044,283
Unearned compensation	—	(105)
Accumulated other comprehensive loss	(505)	(56,991)
Retained earnings	1,188,046	1,085,845
Treasury stock, at cost: 2,154,785 shares at March 31, 2006 and 10,318,739 shares at December 31, 2005	(58,819)	(279,355)

Total Shareholders’ Equity	2,355,050	1,794,757

Total Liabilities and Shareholders’ Equity	$10,731,432	$10,013,466

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ONEOK Announces Higher First-Quarter 2006 Earnings

May 2, 2006

ONEOK, Inc. and Subsidiaries

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Quarters Ended March 31,
	2006	2005
Operating Activities	(Thousands of dollars)
Net income	$129,492	$107,664
Depreciation, depletion and amortization	69,426	43,217
Gain on sale of assets	(1,305)	(54)
Minority interest in income of consolidated subsidiaries	45,497	—
Income from equity investments, net	(6,472)	367
Deferred income taxes	38,623	13,545
Stock-based compensation expense	1,510	2,633
Allowance for doubtful accounts	4,182	6,040
Changes in assets and liabilities (net of acquisition and disposition effects):
Accounts and notes receivable	780,136	163,425
Inventories	280,042	292,126
Unrecovered purchased gas costs	(27,081)	(3,617)
Commodity exchanges	(22,174)	—
Deposits	48,202	(38,412)
Regulatory assets	10,360	(4,898)
Accounts payable and accrued liabilities	(471,980)	(36,213)
Energy marketing and risk management assets and liabilities	(62,480)	375
Other assets and liabilities	(3,648)	(26,602)

Cash Provided by Operating Activities	812,330	519,596

Investing Activities
Changes in other investments, net	10,815	(23,805)
Capital expenditures	(64,553)	(58,312)
Other investing activities	1,102	(567)

Cash Used in Investing Activities	(52,636)	(82,684)

Financing Activities
Borrowing (repayment) of notes payable, net	(1,027,500)	44,500
Termination of interest rate swaps	—	(20,212)
Payment of debt	(29,258)	(335,324)
Equity unit conversion	402,447	—
Repurchase of common stock	(1,408)	(65,282)
Issuance of common stock	1,333	4,875
Dividends paid	(27,344)	(26,021)
Distributions to minority interests	(50,855)	—
Contributions from minority interests	3,099	—
Other financing activities	(44,895)	(13,411)

Cash Used in Financing Activities	(774,381)	(410,875)

Change in Cash and Cash Equivalents	(14,687)	26,037
Cash and Cash Equivalents at Beginning of Period	7,915	9,458
Cash of Previously Unconsolidated Subsidiaries	43,572	—

Cash and Cash Equivalents at End of Period	$36,800	$35,495

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ONEOK Announces Higher First-Quarter 2006 Earnings

May 2, 2006

ONEOK, Inc.

INFORMATION AT A GLANCE

	Quarters Ended March 31,
	2006	2005
	(Millions of dollars)
Gathering and Processing
Net margin	$62.4	$71.1
Depreciation, depletion and amortization	$6.3	$8.3
Operating income	$32.5	$33.0
Total gas gathered (MMMBtu/d)	880	1,110
Total gas processed (MMMBtu/d)	830	1,097
Natural gas liquids sales (MBbls/d)	33	49
Natural gas liquids produced (MBbls/d)	43	61
Gas sales (MMMBtu/d)	265	340
Capital expenditures	$3.3	$7.7
Realized composite NGL sales price ($/Gal)	$0.81	$0.71
Realized condensate sales price ($/bbl)	$57.67	$44.06
Realized natural gas sales price ($/MMBtu)	$7.96	$5.94
Realized gross processing spread ( $/MMBtu)	$3.43	$2.94

Natural Gas Liquids
Net margin	$33.7	$7.3
Depreciation, depletion and amortization	$5.4	$—
Operating income	$17.1	$4.8
Natural gas liquids gathered (MBbls/d)	193	(a	)
Natural gas liquids sales (MBbls/d)	208	98
Natural gas liquids fractionated (MBbls/d)	284	(a	)
Capital expenditures	$3.0	$1.7

Pipelines and Storage
Net margin	$52.1	$30.1
Depreciation, depletion and amortization	$7.6	$4.4
Operating income	$27.7	$14.2
Natural gas transported (MMcf)	132,475	131,330
Natural gas liquids transported (MBbls/d)	193	(a	)
Natural gas liquids gathered (MBbls/d)	55	(a	)
Capital expenditures	$3.6	$1.7
Average natural gas price ($/MMBtu) (mid-continent region)	$7.23	$5.71

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ONEOK Announces Higher First-Quarter 2006 Earnings

May 2, 2006

Energy Services
Net margin	$103.2	$61.2
Depreciation, depletion and amortization	$0.6	$0.4
Operating income	$93.3	$52.7
Natural gas marketed (Bcf)	310	325
Natural gas gross margin ($/Mcf)	$0.28	$0.15
Physically settled volumes (Bcf)	602	625
Capital expenditures	$—	$—

Distribution
Net margin	$195.9	$201.2
Depreciation, depletion and amortization	$28.2	$30.0
Operating income	$76.9	$80.6
Customers per employee	712	688
Capital expenditures	$36.7	$27.7
Natural gas margins
Gas Sales	$162.8	$165.4
Transportation	$22.9	$28.4
Natural gas volumes (MMcf)
Gas Sales	74,137	85,242
Transportation	69,707	69,172

Northern Border Partners
Net margin	$126.8	$127.9	(b)
Depreciation, depletion and amortization	$21.3	$21.4	(b)
Operating income	$63.8	$63.5	(b)
Interstate natural gas pipeline:
Natural gas delivered (MMcf)	305,280	306,692	(b)
Natural gas average throughput (MMcf/d)	3,468	3,501	(b)
Natural gas gathering and processing:
Natural gas gathered (MMcf/d)	1,095	1,049	(b)
Natural gas processed (MMcf/d)	65	60	(b)
Capital expenditures	$17.8	$9.8	(b)

(a) — No data available as the acquisition of these assets was completed on July 1, 2005.

(b) — Northern Border Partners was consolidated beginning January 1, 2006. The 2005 data is presented for comparison purposes only.

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ONEOK Announces Higher First-Quarter 2006 Earnings

May 2, 2006

ONEOK, Inc. and Subsidiaries

REGULATION G GAAP RECONCILIATION

Quarter Ended March 31, 2006
(Millions of Dollars)
Cash used in operating activities	$812.3
Accounts and notes receivable	(780.1)
Inventories	(280.0)
Unrecovered purchased gas costs	27.1
Commodity Exchanges	22.2
Deposits	(48.2)
Regulatory assets	(10.4)
Accounts payable and accrued liabilities	472.0
Energy marketing and risk management assets and liabilities	62.5
Other assets and liabilities	3.6

Cash flow, before changes in working capital (a)	$281.0

(a) Cash flow from operations, before changes in working capital, is a non-GAAP financial measure used by industry analysts, investors, lenders, and rating agencies to assess the financial performance and the operating results of a company’s fundamental business activities. Cash flow from operations, before changes in working capital, should not be considered in isolation or as a substitute for net income, income from operations, or other measures of cash flow.